Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “ Agreement”), is made as of May 1, 2010 (the “ Effective Date”) by and between Anthera Pharmaceuticals, Inc. (the “ Company”) and James Pennington (the “ Executive”).
     WHEREAS, the Company and the Executive entered into that certain letter re: Severance Benefits Agreement, dated as of July 19, 2007 (the “ Original Agreement”);
     WHEREAS, the Company and the Executive subsequently entered into that certain Amended and Restated Severance Benefits Agreement as of October 15, 2009 (the “Amended Agreement”), which replaced the Original Agreement; and
     WHEREAS, the Company and the Executive desire to replace, in their entirety, the Original Agreement and the Amended Agreement, effective as of the Effective Date and in accordance with the terms hereof;
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1. Termination of Prior Agreements; Term.
          (a) As of the Effective Date, the Original Agreement and the Amended Agreement shall terminate and be of no further force and effect.
          (b) The term of this Agreement shall extend from the Effective Date until the first anniversary of the Effective Date. This Agreement may be extended for an additional term in an agreement executed in writing by the parties prior to this Agreement’s expiration date. The term of this Agreement shall be subject to termination as provided in Section 3 and may be referred to herein as the “Term.”
     2. Employment, Compensation and Related Matters.
          (a) Commencing on the Effective Date, Executive shall serve as Senior Clinical Fellow on behalf of the Company, and shall have such duties as may from time to time be prescribed by the Company. The Executive shall devote his full working time and efforts to the business and affairs of the Company.
          (b) During the term of this Agreement, the Executive’s salary shall be $24,166.67 per month, less customary withholdings. The salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

          (c) The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.
          (d) The Executive shall also be entitled to employee benefits, including health insurance, vacation and paid holidays, in accordance with the policies and procedures then in effect and established by the Company.
          (e) As of the Effective Date, the unvested portions of all Option Grants shall be modified in that it they shall vest (and the repurchase option with respect to any early exercised Option Grants shall lapse) over twelve months from the Effective Date in equal monthly installments on the first day of each of such twelve months such that on the one year anniversary of the Effective Date all Option Grants shall be fully vested (and the repurchase option with respect to any early exercised Option Grants shall be fully lapsed), so long as this Agreement remains in effect and the Executive maintains a service relationship with the Company on each such date. The provisions of the Option Grants which are not amended hereby shall remain in effect unchanged. For purposes of this Agreement, the term “ Option Grants” shall mean the following grants of stock options to purchase common stock of the Company, par value $.001 per share (“ Common Stock”), which are subject to time-based vesting as set forth in the applicable option agreements:
(i)	Grant dated March 9, 2007 with respect to 105,140 shares;

(ii)	Grant dated October 24, 2007 with respect to 37,967 shares; and

(iii)	Grant dated February 18, 2009 with respect to 29,205 shares.
     3. Termination.
          (a) If, prior to the end of the Term, the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause or by the Executive due to a Constructive Termination, and if the Executive provides the Company with a signed general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “ Release”) within the 21-day period following the date of termination of employment and the seven-day revocation period for the Release has expired, then the Company shall pay, through the end of the Term (1) the Executive’s salary, on the Company’s regular payroll dates, and (2) the COBRA premium for health benefits covering the Executive and his eligible dependents, to the same extent as if the Executive had remained employed through the end of the Term, provided the Executive makes a timely COBRA election and the Executive and his dependents are and remain eligible for such benefits under COBRA. In addition, with regard to the Executive’s outstanding options, all unvested shares to purchase the Company’s common stock shall become vested and any vesting restrictions on any Company restricted stock awards that the Executive holds as of the date of such termination of employment shall lapse (the acceleration of vesting of stock options and restricted stock described in this section shall be effective as of the date of the Executive’s termination of employment).
          (b) For purposes of this Agreement, “ Cause” shall mean (i) gross negligence or willful misconduct by the Executive in the performance of the Executive’s duties to the

Company that is not cured within thirty (30) days of written notice thereof, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) the Executive’s repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation by the Executive of any federal or state law; (iv) commission by the Executive of any act of fraud with respect to the Company; or (v) the Executive’s commission of an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.
          (c) For purposes of this Agreement, “ Constructive Termination” shall mean the Executive’s resignation within 180 days of the occurrence of any one or more of the following events without the Executive’s prior written consent, provided that the Executive has provided written notice to the Company within ninety (90) days of the first occurrence of the event and such event remains uncured by the Company thirty (30) days after the Executive’s delivery to the Company of written notice thereof:
          (i) a material diminution of the Executive’s base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the Company or a successor corporation); or
          (ii) a material change in the geographic location at which the Executive provides services to the Company.
     4. Section 409A.
          (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
          (b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

          (c) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
     5. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
     6. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings of the parties hereto with respect to the subject matter contained herein, including, without limitation, any prior change in control agreements.
     7. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon the Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of the Executive’s employment with the Company.
     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. As a condition precedent to the consummation of any merger, sale of all or substantially all of the assets of the Company or other similar transaction the Company shall obtain the consent of the acquirer or successor entity to its assumption of the rights and obligations of the Company under this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the Company and by the Executive, as of the Effective Date.

Anthera Pharmaceuticals Inc.
By:	/s/ Paul Truex
	Name:	Paul Truex
	Title:	President and Chief Executive Officer

Executive
/s/ James Pennington
James Pennington

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